CIRQUE ENERGY NAMES DAVID MORGAN CFO;

SILVERTHORN TO ASSUME NEW DUTIES

DETROIT—(BUSINESS WIRE)—June 24, 2014—Cirque Energy, Inc. (“Cirque” or the “Company”; OTC:EWRL), a global leader in the development of sustainable energy solutions focused on distributed generation projects and waste stream optimization, today announced the appointment of David W. Morgan as Chief Financial Officer effective July 1, 2014. Mr. Morgan is a veteran of the technology industry with extensive experience as a CFO. Roger Silverthorn, the Company’s current CFO, is assuming the newly-created position of Vice President of Business Development and will assist Mr. Morgan in the transition as well as focus on the Company’s various strategic activities. Mr. Morgan will report to Joseph L. DuRant, Cirque’s President, Chairman, and Chief Executive Officer.

“I am very excited to be joining the exceptional leadership team at Cirque” said Mr. Morgan. “In addition to overseeing the accounting and financial functions at the Company, I look forward to working with Joe DuRant to expand Cirque’s visibility in the marketplace, with a focus on developing relationships with institutional investors and the analyst community, and to evaluate, structure and execute new capital formation opportunities to drive shareholder value.  I am thrilled to play a part in Cirque’s dedication to strategic growth and its commitment to positively impact the world as it develops and commercializes its unique clean energy technology and product line.”

“Dave has a truly impressive track record in the technology industry and is the ideal person to help the Company grow and add shareholder value,” said Mr. DuRant.  “In his prior roles, Dave has proven himself a key member of executive leadership teams – driving finance, accounting, investor relations activities, and numerous debt and equity transactions.  His extensive, on-point experience will provide critical support for the advancement of our product development and go-to-market activities.”

“I am honored to have served the Company as CFO for the past two years and I am excited to continue to serve in my new role,” said Mr. Silverthorn. “Cirque’s strategic activities offer many opportunities and challenges and I believe that my years of experience with the Company and in the energy industry will continue to support their execution. I look forward to working with Dave as he takes on the CFO role to help ensure a smooth transition for the Company.” “The transition of Roger’s role to focus on business development has been a part of our long term planning for some time. We are excited that we have will now have the focus of his experience and leadership to facilitate our focus on implementation of our project development strategies” said Mr. DuRant.

Mr. Morgan has over 30 years of management experience with several technology companies, including 15 years’ experience as a CFO.  He has specific expertise in corporate finance, having successfully partnered with venture capital and private equity firms as well as commercial lenders; financial planning and analysis; SEC reporting; creating and executing investor relations programs; corporate communications; and international financial operations.  Mr. Morgan also founded his own consulting firm, D. W. Morgan and Company, LLC, which provided investor relations services to a variety of small- and micro-cap publicly-held technology companies.

Mr. Morgan, 55, received his B.A. in economics and political science from the University of Michigan. He and his wife, Debra, reside in Auburn Hills, Michigan.

About Cirque Energy, Inc.

Cirque Energy Inc. is a sustainable energy development company focused on distributed generation projects and waste stream optimization. Its projects serve utilities, manufacturing, and institutional clients. The Company primarily utilizes a unique co-development business model to collaborate with clients to develop solutions for their long-term energy needs.

Cirque Energy has proprietary deployable gasification unit (DGU) technology designed for CHP applications that can use waste fuels to produce low cost, renewable energy in the 200-2,500 kW market. For more information about Cirque Energy please visit http://www.cirque-energy.com.

Forward-Looking Statements

This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on the Company’s current expectations as to future events. However, the forward-looking events and circumstances discussed in this press release might not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Source: Cirque Energy, Inc.

Investor Relations:
Porter, LeVay & Rose, Inc.
Michael J. Porter, 212-564-4700

Or

Carmel Advisors LLC
877-412-3025 or 858-314-3390
ir@carmeladvisorsllc.com

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